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                                   EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          NETCENTRAL CAPITAL FUND, INC.


     NetCentral Capital Fund, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

     1. The present name of the Corporation is NetCentral Capital Fund, Inc.

     2. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was June 2, 2000.

     3. The amendment and restatement of the Certificate of Incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

     4. This Restated Certificate of Incorporation amends and restates the provisions of the Corporation's Certificate of Incorporation as follows:

     FIRST: The name of the corporation shall be Valesc Inc.

     SECOND: Its registered office is to be located at 110 West Ninth Street, #134, in the City of Wilmington, County of New Castle, Delaware. The registered agent is William Tay whose address is the same as above.

     THIRD: The nature of the business and purpose of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The total number of shares which the corporation is authorized to issue is 120,000,000 shares, consisting of 100,000,000 shares of common stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share and to be issued in such series and to have such rights, preferences and designation as determined by the Board of Directors of the Corporation.

     FIFTH: The Board of Directors of the Corporation shall have the power to amend or repeal the bylaws.

     SIXTH: No director shall be personally liable to the Corporation or to its stockholders for monetary damages from any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided


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by applicable law, (i) for breach of the director's duty of loyalty to the
Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Each person who serves as a director of the Corporation while this Article Sixth is in effect shall be deemed to be doing so in reliance on the provisions of this Article Sixth. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The provisions of this Article Sixth are cumulative and shall be in addition to and independent of any and all other limitations on or elimination of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     SEVENTH: The Corporation shall indemnify to the fullest extent possible by the Delaware General Corporation Law, as the same exists or may hereafter be amended, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by this Article Seventh shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted in the bylaws, by any agreement, by provision of law or otherwise. No amendment to or repeal of this Article Seventh shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

     IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Incorporation this 22nd day of March, 2001.




                                   /s/ Jeremy Kraus
                                  -------------------------------------
                                  Jeremy Kraus, Chief Executive Officer


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